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GREAT AMERICAN FINANCIAL RESOURCES, INC.

250 East Fifth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Stockholders
and Proxy Statement

To be Held on May 18, 2004

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on Tuesday, May 18, 2004, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your company's directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

All stockholders are important to us. We want your shares to be represented at the meeting and urge you either to use our telephone voting system or to complete, sign, date and return your proxy form.

Sincerely,

Carl H. Lindner

Chairman of the Board

Cincinnati, Ohio
April 2, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF GREAT AMERICAN FINANCIAL RESOURCES, INC.

Date:	Tuesday, May 18, 2004

Time:	11:30 a.m., Eastern Daylight Savings Time

Place:	The Cincinnatian Hotel
Sixth and Vine Streets
Cincinnati, Ohio

Purpose:	1. Elect Directors
2. Conduct other business if properly raised

Record Date:	April 2, 2004. Stockholders listed in our records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy form is April 14, 2004.

Your vote is important. Whether or not you attend the meeting, you may vote your shares using the toll-free telephone voting system described on page 3, or by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system or by submitting a later-dated proxy form.

GENERAL INFORMATION

Record Date; Shares Outstanding

As of April 2, 2004, the record date for determining stockholders entitled to notice of and to vote at the meeting, we had 47,052,760 shares of common stock outstanding and eligible to vote. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Stockholders do not have cumulative voting rights in the election of directors. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will not have any effect with respect to any item voted on at the meeting.

Proxies and Voting Procedures

Registered stockholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open following the mailing of materials on April 14, 2004, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Daylight Savings Time. The telephone voting procedures are designed to authenticate stockholders by use of a proxy control number and personal identification number ("PIN") to allow stockholders to confirm that their instructions have been properly recorded.

Stockholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.

To vote by telephone, stockholders should call 1-877-298-0570, toll-free, or (513) 579-6707, using any touch-tone telephone and have their proxy form at hand. Stockholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, stockholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and we will reimburse them for their expenses.

The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a prior vote by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote) or by voting in person at the meeting. In addition, persons attending the meeting in person may withdraw their proxies. Attending the meeting will not serve to vote your proxy unless you vote at the meeting.

If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the seven nominees proposed by the Board of Directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

PRINCIPAL STOCKHOLDERS

As of the record date, the only person known to us to own beneficially more than 5% of our common stock was American Financial Group, Inc. ("AFG"), One East Fourth Street, Cincinnati, Ohio 45202. AFG owns shares directly and indirectly through its subsidiaries. AFG beneficially owned 38,565,995 shares, or approximately 82% of the shares outstanding as of the record date.

ELECTION OF DIRECTORS

The Board of Directors oversees the management of the company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage our day-to-day business, and evaluating management's performance.

The Board of Directors has nominated seven individuals to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than seven nominees. The seven nominees who receive the greatest number of votes will be elected.

In accordance with our Certificate of Incorporation, the only candidates eligible for election at the annual meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and CHARLES R. SCHEPER. The seven nominees receiving the highest numbers of votes will be elected as directors.

The nominees for election to the Board of Directors are:
Carl H. Lindner Age 84 Director since 1987

Carl H. Lindner has been Chairman of the Board since 1987. Until November 1999, Mr. Lindner also served as Chief Executive Officer. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company. Carl H. Lindner is the father of S. Craig Lindner.

S. Craig Lindner Age 49 Director since 1993

S. Craig Lindner was elected Chief Executive Officer in November 1999. Prior to that time, he served as our President and a director since March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including us. He is also Co-President and a director of AFG.

Robert A. Adams Age 58 Director since 1992

Robert A. Adams was elected Vice Chairman in November 1999. Prior to that time, he served as Executive Vice President and Chief Operating Officer since December 1992 and a director since 1993. Mr. Adams retired as an employee of Great American Financial Resources in December 2001.

Ronald G. Joseph Age 67 Director since 1994

Ronald G. Joseph has been a director since March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

John T. Lawrence III Age 52 Director since 1994

John T. Lawrence III has been a director since March 1994. For more than five years, Mr. Lawrence has been a Senior Vice President with UBS PaineWebber Incorporated, a national investment banking firm.

William R. Martin Age 75 Director since 1994

William R. Martin has been a director since March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG.

Charles R. Scheper Age 51 Director since 1999

Charles R. Scheper was elected Chief Operating Officer in November 1999 and has been a director since May 2002. In May 1999, Mr. Scheper was elected Group President. Beginning in January 1998, Mr. Scheper was employed by Great American Financial Resources serving in various capacities. For more than five years prior to that time, Mr. Scheper served as the President of Pioneer Financial Services, Inc.

In March 2002, Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products, completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer and director of Chiquita at the time of the bankruptcy filing.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE. WE HAVE BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.

EQUITY COMPENSATION PLAN INFORMATION

The following reflects certain information about shares of GAFRI Common Stock authorized for issuance (at December 31, 2003) under equity compensation plans.
Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in first column)

Approved by shareholders	3,324,402	$16.75	2,235,885 (1)

Not approved by shareholders	764,161	$18.14	1,826,172 (2)

(1) Includes options exercisable into 1.4 million shares available for issuance under Stock Option Plans for employees and directors, 0.8 million shares issuable under our Employee Stock Purchase Plan and 62,095 shares issuable under our Non-employee Directors' Compensation Plan.

(2) Represents shares issuable under our Deferred Compensation Plan (0.3 million shares) adopted in 1994, our Agent Stock Purchase Plan (0.9 million shares) adopted in 1994, our Agent Stock Option Plan (0.2 million shares) adopted in 1998 and our Bonus Plan (0.4 million shares) adopted in 1998.

Under the Deferred Compensation Plan, certain highly compensated employees may defer a portion of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a fixed rate of interest set annually, or (ii) fluctuate based on the market value of our stock, as adjusted to reflect stock splits, distributions, dividends, and a 7-1/2% match to participant deferrals.

Under the Agent Stock Purchase Plan, selected agents are able to utilize commissions earned from the sale of insurance products issued by our subsidiaries to purchase our shares at 92.5% of the fair market value. The Plan provides that up to 1,000,000 of our shares may be issued.

Under the Agent Stock Option Plan, selected agents are able to earn options to purchase our stock based on the amount of premium the agents produce from the sale of insurance products issued by our subsidiaries. The options have an exercise price equal to the fair market value of our shares at the time of grant. The options include vesting provisions based on future premium production. The Plan provides that up to 1,000,000 of our shares may be issued upon the exercise of options.

Under the Bonus Plan covering the majority of the officers, participants are required to receive 25% of their annual bonus in the form of our stock. The Bonus Plan provides for the issuance of up to 500,000 shares of our stock as partial payment of annual bonuses.

MANAGEMENT

Our directors, nominees and executive officers are:

Name	Age(1)	Position	Director or Executive Since

Carl H. Lindner	84	Chairman of the Board	1987
S. Craig Lindner	49	Chief Executive Officer and President, Director	1993
Robert A. Adams	58	Director	1992
Ronald G. Joseph	67	Director	1994
John T. Lawrence III	52	Director	1994
William R. Martin	75	Director	1994
Charles R. Scheper	51	Director and Chief Operating Officer	1999
John B. Berding	41	Executive Vice President, Investments	1993
Richard L. Magoteaux	44	Senior Vice President	1996
Christopher P. Miliano	45	Executive Vice President and Chief Financial Officer	1993
James E. Moffett	44	Senior Vice President	2001
Mark F. Muething	44	Executive Vice President, General Counsel and Secretary	1993
Michael J. Prager	44	Senior Vice President and Chief Actuary	2002

(1) As of March 31, 2004.

John B. Berding was elected Executive Vice President in May 1999. Prior to that time, he served as Senior Vice President - Investments since March 1993. During the past five years, he has also been a Senior Vice President, and effective March 2002, an Executive Vice President of AMM.

Richard L. Magoteaux was elected Senior Vice President in May 2001. Prior to that time, he served as Vice President for over five years.

Christopher P. Miliano was elected Executive Vice President and Chief Financial Officer in May 2001. Prior to that time, he served as Vice President and Controller for over five years.

James E. Moffett was elected Senior Vice President in May 2001. In June 2000, Mr. Moffett was employed by the company as a Vice President and Chief Operating Officer of Loyal American Life Insurance Company. For more than five years prior to that time, he was employed by Thomas Group, Inc., a Dallas based strategy and operations consulting firm.

Mark F. Muething was elected Executive Vice President, General Counsel and Secretary in May 1999. Prior to that time, he served as Senior Vice President, General Counsel and Secretary for over five years.

Michael J. Prager was elected Senior Vice President and Chief Actuary in May 2002. Prior to that time he served in various capacities since joining the company in June 2000. Prior to that time, Mr. Prager was an independent consultant with respect to actuarial and general insurance matters.

See "ELECTION OF DIRECTORS" for information on our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of our common stock to file reports of ownership with the Securities and Exchange Commission and to furnish us with copies of these reports. Based solely on a review of the reports of ownership furnished to us, we believe that all filing requirements were met during 2003.

Securities Ownership

The following table sets forth information, as of March 31, 2004, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all of these individuals and executive officers not named in the Summary Compensation Table as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 2004. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (a)

Name of Beneficial Owner	Shares of Common Stock Held(a)(h)		Percent of Class

Robert A. Adams	555,506	(b)	1.2%
Ronald G. Joseph	65,988		*
John T. Lawrence III	34,162		*
Carl H. Lindner	39,101,503	(c)	83.1%
S. Craig Lindner	38,698,958	(c)	82.2%
William R. Martin	32,702		*
Charles R. Scheper	289,361	(d)	*
Christopher P. Miliano	102,467	(e)	*
Mark F. Muething	235,031	(f)	*
Michael J. Prager	40,829	(g)	*
All Directors and Executive Officers as a Group (13 persons)	40,900,379		84.6%

*Less than 1%

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. The amounts listed include the following number of shares which may be acquired pursuant to options which are exercisable within 60 days: Mr. Adams - 445,588, Mr. Joseph - 18,714, Mr. Lawrence - 18,714, Mr. Martin - 18,714, Mr. Scheper - 238,000, Mr. Miliano - 80,230, Mr. Muething - 170,295 and Mr. Prager - 36,000.

(b) Includes 5,498 shares allocated to Mr. Adams's account in the Great American Financial Resources, Inc. Employee Stock Ownership Retirement Plan ("ESORP"), 9,070 share equivalents allocated to Mr. Adams's account in the Great American Financial Resources, Inc. Deferred Compensation Plan ("Deferred Compensation Plan") and 254 shares held by Mr. Adams's minor children.

(c) Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and a principal stockholder and Mr. S. Craig Lindner is a director, officer and principal stockholder.

(d) Includes 1,977 shares allocated to Mr. Scheper's account in the ESORP and 42,130 share equivalents allocated to Mr. Scheper's account in the Deferred Compensation Plan.

(e) Includes 5,467 shares allocated to Mr. Miliano's account in the ESORP.

(f) Includes 5,033 shares allocated to Mr. Muething's account in the ESORP and 28,720 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.

(g) Includes 143 shares allocated to Mr. Prager's account in the ESORP and 3,872 shares allocated to Mr. Prager's account in the Deferred Compensation Plan.

(h)   Messrs. Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Scheper and Muething also beneficially own; 51,000; 4,000; 11,481,093; 6,526,666; 76,364; 143 and 210 shares, respectively, of common stock of AFG.

COMPENSATION

The following table summarizes information concerning the annual and long-term compensation for services in all capacities to GAFRI and its subsidiaries for the three years ended December 31, 2003 paid to the Chief Executive Officer and our four other most highly compensated executive officers during 2003 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year				Long-Term Compensation
Annual Compensation
		Salary	Bonus	Other Annual Compensation (a)	Securities Underlying Options Granted (# of Shares)	All Other Compensation (b)

S. Craig Lindner Chief Executive Officer and President	2003 2002 2001	$484,673 $468,000 $450,000	$201,372 $171,550 $225,085	$810 $810 $810	- - - - - -	- - - - - -

Charles R. Scheper Chief Operating Officer	2003 2002 2001	$484,673 $468,000 $450,000	$201,372 $171,550 $225,085	$9,997 $6,107 $11,195	50,000 50,000 80,000	$25,000 $25,000 $25,000

Mark F. Muething Executive Vice President, General Counsel and Secretary	2003 2002 2001	$261,327 $252,308 $242,356	$99,698 $93,425 $81,997	$563 $1,083 $941	20,000 20,000 17,500	$17,738 $16,715 $17,855

Michael J. Prager Senior Vice President	2003 2002 2001	$227,308 $217,356 $209,808	$90,716 $87,000 $81,879	$480 $457 $438	20,000 35,000 15,000	$15,715 $14,962 $13,329

Christopher P. Miliano Executive Vice President and Chief Financial Officer	2003 2002 2001	$199,808 $189,423 $159,520	$81,500 $70,300 $62,384	$622 $377 $308	20,000 20,000 17,500	$13,505 $12,590 $10,609

(a)  The amounts listed under "Other Annual Compensation" for 2003 are for the premiums paid for group life coverage in excess of $50,000 per individual. The amounts for 2003 also include spousal travel reimbursement of $5,493 for Mr. Scheper.

(b)  Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the GAFRI ESORP and GAFRI Auxiliary ESORP.

Stock Options

The tables below show stock options granted to, or exercised by, the Named Executive Officers during 2003, and the number and value of unexercised options held by them at December 31, 2003.

STOCK OPTION GRANTS IN 2003

				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Stock Option Term (a)
Name	Stock Options Granted	Individual Grants % of Total Stock Options Granted to Employees in Fiscal Year	Exercise Price(b)
				Expiration Date(c)	0%	5%	10%

S. Craig Lindner	- -	- -	- -	- -	- -	- -	- -

Charles R. Scheper	50,000	11.7%	$13.55	3/07/2013	- -	$426,076	$1$1,079,761

Mark F. Muething	20,000	4.7%	$13.55	3/07/2013	- -	$170,430	$ 431,904

Michael J. Prager	20,000	4.7%	$13.55	3/07/2013	- -	$170,430	$ 431,904

Christopher P. Miliano	20,000	4.7%	$13.55	3/07/2013	- -	$170,430	$ 431,904

_______________

(a)  The Potential Realizable Value is calculated based on a market price for GAFRI Common Stock of $13.55 for the stock options granted on March 7, 2003.

(b)  The closing price for GAFRI Common Stock on March 7, 2003 was $13.55.

(c)  The stock options become exercisable in 20% increments on each of the first five anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN 2003
AND 2003 YEAR-END OPTION VALUES

	Shares Acquired on Exercise (# of Shares)	Value Realized (b)	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

S. Craig Lindner	- -	- -	- -	- -	- -	- -
Charles R. Scheper	- -	- -	172,000	188,000	$ 73,200	$182,300
Mark F. Muething	- -	- -	155,795	52,500	$253,291	$ 60,720
Michael J. Prager	- -	- -	25,000	65,000	--	$ 53,400
Christopher P. Miliano	- -	- -	66,730	50,500	$ 60,918	$ 58,280

(a)  The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on market price for GAFRI Common Stock on December 31, 2003 of $16.22 per share. For options on which the exercise price is greater than $16.22 per share, the value is assumed to be $0.

(b)  The value realized on the exercise of stock options is calculated by subtracting the exercise price from the market value of GAFRI Common Stock on the date of exercise.

Organization and Policy Committee Report

The Organization and Policy Committee of the Board of Directors consists of two directors, neither of whom is an employee of Great American Financial Resources or any of its subsidiaries. The Committee's functions include approving recommendations with respect to the compensation of each officer of the company and providing a report to the Board of Directors on those matters. The cash compensation paid to the executive officers for 2003 was comprised principally of annual base salaries and payments under the Corporate Bonus Plan. Stock options are granted to executive officers to provide long-term incentive based compensation. In determining compensation for executive officers, the Committee gives some consideration to the compensation paid to executive officers of companies engaged in similar lines of business.

Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

Corporate Bonus Plan. Each of the named executive officers was eligible to participate in the Corporate Bonus Plan. The Bonus Plan compensates participants based on the Company's financial and operational performance. Under the Bonus Plan, the Organization and Policy Committee approved a target bonus for each participant based on such person's duties and responsibilities and expected contributions during the year. The Committee also reviewed premium, financial and operational goals for the company as well as individual goals for each participant. Based on the specific responsibilities of the participant, the Committee allocated a total of 100% among the premium, financial, operational, and individual goals. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 2003 are amounts paid to participating executive officers in the first quarter of 2004.

Compensation of the Chief Executive Officer. In evaluating the base salary and bonus for the Chief Executive Officer, the Committee evaluates the duties and responsibilities while giving some consideration to the compensation paid to persons holding similar positions with other companies. Some consideration is also given to the compensation paid to the Company's Chief Operating Officer.

Stock Options. Stock options represent a performance-based portion of our compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of our executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize our long-term success.

Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. Because no officer received more than $1 million in compensation, Section 162 was not considered by the Committee in determining 2003 compensation.

The Organization and Policy Committee:

Ronald G. Joseph (Chairman)
John T. Lawrence III

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Insurance (Life/Health) Index (S&P Life"). (Assumes $100 invested on December 31, 1998 in our common stock and the two indexes, including reinvestment of dividends.)

PERFORMANCE GRAPH INDEX
December 31,	1998	1999	2000	2001	2002	2003
Great American Financial Resources, Inc.	$100	$78.75	$84.13	$82.93	$76.56	$72.78
S&P 500	$100	$121.04	$110.02	$96.95	$75.52	$97.18
S&P Life	$100	$85.97	$97.84	$90.28	$75.63	$96.12

CERTAIN TRANSACTIONS

Great American Financial Resources and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement under which AMM provides investment services to our insurance subsidiaries in accordance with guidelines. We and our subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment charges paid by us to AMM were $3.0 million in 2003.

In connection with the 1992 transaction in which we purchased GALIC, Great American Insurance Company ("GAI"), the former parent of GALIC and a wholly-owned subsidiary of AFG, agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. We and GAI have agreed that the financial impact of the actuarial guideline would be offset by reduction of investment management fees. The amount paid in 2003 reflects this adjustment.

We, GALIC and certain of our subsidiaries are members of AFG's consolidated tax group. We and GALIC have separate tax allocation agreements with AFG which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFG based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of ours, the taxes payable by GALIC associated with the excess are payable to AFG. If the AFG tax group utilizes any of our net operating losses or deductions that originated prior to 1993, AFG will pay us an amount equal to the benefit received. During 2003, we and our subsidiaries which are included in the AFG consolidated tax group incurred income tax expense of $12.2 million.

In 1997, we invested $4.9 million in 49% of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. Carl H. Lindner purchased the remaining 51% for $5.1 million. In September 1998, we made a loan in the amount of $4 million to this company. This loan bore interest at the rate of 14% and was repaid in December 2003. The proceeds of that loan were used to pay a portion of a $6.3 million capital distribution, including $3.1 million to us and $3.2 million to Mr. Lindner. In September 2000, this entity repurchased our 49% interest for $7.5 million cash plus $21.9 million (219,000 shares) of newly issued preferred stock. As a result of this transaction, we recognized a $17.7 million after-tax gain. In December 2000, this entity retired the 219,000 shares of preferred stock in exchange for $3 million cash plus an $18.9 million subordinated debenture bearing interest at 12 1/4% with scheduled repayments through 2005. During 2003, the balance owed on this debenture was repaid in total.

We provided various information technology services to GAI and billed approximately $140,000 in 2003. We paid $2.3 million to AFG for various information technology services (primarily outsourcing) in 2003. We paid approximately $364,000 to AFG for services related to purchases from third party vendors. All of these transactions were based on fair market value.

During 2003, we paid the Cincinnatian Hotel approximately $67,000 for lodging and meeting accommodations. The hotel is owned by GAI.

Michael Ryan, a brother-in-law of S. Craig Lindner, was employed by us in a sales and marketing position in 2003. We paid Mr. Ryan a total of $89,516 in 2003.

In July 2000, AFG's principal insurance subsidiary, GAI, entered into a thirty-two year agreement with the Cincinnati Reds, pursuant to which the Reds' home stadium was named "Great American Ball Park." Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, GAI and an entity owned by Carl H. Lindner, Carl H. Lindner III, Keith E. Lindner and S. Craig Lindner, are part owners of the Reds. The Reds were paid an aggregate of $2 million under the naming rights agreement in 2003. These payments to the Reds will average approximately $2.3 million annually over the term of the agreement. GAFRI participates in the naming rights agreement, and accordingly, paid GAI $670,000 under the agreement in 2003. Our payments to GAI will average approximately $720,000 annually over the term of the agreement. In addition to having the "Great American" name associated with the stadium, we also receive approximately $300,000 annually of premium seating and related sponsorship rights for the naming rights payments.

Directors' Compensation

Our employees do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees receive an annual retainer of $30,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under our Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in common stock. In addition, directors who are not employees are paid a fee of $2,000 for attendance at each Board meeting, and $1,500 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

Under the Directors' Stock Option Plan, each March 1, each non-employee director receives a stock option to purchase 3,000 shares of our common stock, with an exercise price based on the average market price of our common stock for the ten trading days preceding the grant date. Each new non-employee director will receive an option to purchase 10,000 shares of our common stock, with an exercise price based on the average market price of our common stock for the ten trading days preceding the date of election as a director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

There are three Committees of the Board of Directors - the Audit Committee, the Executive Committee and the Organization and Policy Committee. As detailed below, the Organization and Policy Committee performs the functions generally delegated to Compensation and Nominating Committees of other Boards of Directors. All members of the Audit Committee and the Organization and Policy Committee are deemed to be "independent" as that term is defined in the rules of the New York Stock Exchange. Directors are encouraged to attend the Annual Meeting of Stockholders. At the Annual Meeting held in May 2003, all directors were in attendance.

Stockholders may communicate directly with directors by sending written communication to the attention of the Corporate Secretary at our principal offices. It is our practice not to screen such correspondence before it is forwarded to the director to whom it is addressed.

The Board of Directors held eight meetings and took action in writing twice in 2003.

Audit Committee. The Audit Committee consists of three members: William R. Martin (Chairman), John T. Lawrence III and Ronald G. Joseph, none of whom is an officer or employee of ours or any of our subsidiaries. Ronald W. Tysoe was a member of the Audit Committee until March 31, 2004, when he resigned as a director in order to accept a position as a director with an unaffiliated company. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit our consolidated financial statements and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants our interim and year-end operating results; reviewing the adequacy and implementation of our internal accounting and auditing procedures; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held nine meetings in 2003.

The Board has determined that William R. Martin, Chairman of the Audit Committee, is an "audit committee financial expert," as that term is defined in the rules of the Securities and Exchange Commission. All members of the Audit Committee are deemed to be "independent," as that term is defined in the rules of the New York Stock Exchange.

The Audit Committee has adopted a policy that the Company's independent accountants may not render any services to us outside the scope of the audit engagement letter without pre-approval of the Audit Committee. The Audit Committee has delegated to William R. Martin, Chairman of the Committee, authority to pre-approve audit and non-audit services outside of meetings of the Audit Committee. Management and the independent accountants are required to provide a written request, including a description of the services to be provided and an estimate of the fee to be charged, in connection with any request for pre-approval. The full Audit Committee may also pre-approve such services. In 2003, all services rendered outside the scope of the audit engagement letter were pre-approved without reliance on de minimus safe harbor exception from the pre-approval requirements.

Executive Committee. The Executive Committee consists of three members: S. Craig Lindner (Chairman), Carl H. Lindner and Charles R. Scheper. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending our By-laws; filling vacancies on the Board of Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger, consolidation or sale of a substantial portion of our assets; our dissolution or reorganization or establishing or designating any class or series of our stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee took action in writing on one occasion in 2003.

Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of ours or any of our subsidiaries and each of which is deemed to be "independent," as that term is defined in the rules of the New York Stock Exchange. The Committee's functions include: reviewing the duties and responsibilities of our principal officers; approving the compensation of our principal officers and providing a report to the Board of Directors on those matters; reviewing our compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Organization and Policy Committee held one meeting and took action in writing on two occasions in 2003.

The responsibilities of the Organization and Policy Committee include reviewing and providing advice with respect to the nomination of candidates for the Board of Directors. Except as provided below, the Board of Directors is responsible for the actual nomination of directors. The Committee does not impose any minimum requirements in considering candidates but rather reviews the overall business, industry and financial experience of candidates. The Committee has not retained any third party to identify or evaluate nominees. In addition, no person has recommended a candidate to the Committee in the last year. The Company's Certificate of Incorporation includes procedures whereby any stockholder of record may nominate one or more persons as candidates for the office of director. In order to utilize this procedure, a stockholder is required to give written notice of the intent to nominate a candidate at least five but not more than 30 days prior to the meeting of stockholders at which the election of directors will take place. Such procedures do not require any consideration or review by the Organization and Policy Committee. A copy of the charter for the Organization and Policy Committee is available, without charge, by written request to Mark F. Muething; Executive Vice President, General Counsel and Secretary; Great American Financial Resources, Inc.; 250 East Fifth Street; Cincinnati, Ohio 45202. The charter is also available at our website at www.gafri.com.

Audit Committee Report

The Audit Committee is responsible for providing independent oversight of the Company's accounting functions and internal controls. The Audit Committee is comprised of independent directors and acts under a written charter first adopted and approved by the full Board of Directors in 2000. The Board of Directors adopted an amended and restated charter for the Audit Committee which is attached to this proxy statement as Annex A. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards. At the date the following report was rendered, Ronald W. Tysoe served as a member of the Audit Committee. On March 31, 2004, Mr. Tysoe resigned his position as a director of the Company in order to accept a position as a director of an unaffiliated company.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages an accounting firm to be engaged as the Company's independent accountants.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

The Audit Committee

William R. Martin (Chairman)
John T. Lawrence III
Ronald W. Tysoe

INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 2003. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual stockholders meeting.

Fees Paid to the Independent Auditors

The following table sets forth the fees we have paid to Ernst & Young for Audit and other services. The Audit Committee considers the non-audit services provided in satisfying itself as to Ernst & Young's independence.

	2003	2002

Audit Fees	$1,062,355	$848,396

Audit-Related Fees	$ 8,000	$129,480

Tax Fees	$ 22,850	$ 13,300

All Other Fees	$ 0	$232,869

Audit fees included fees related to services rendered in connection with the annual audit of the Company's consolidated financial statements, the quarterly review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, reviews of and other services related to registration statements and in 2003, audits of the statutory financial statements of the Company's insurance subsidiaries.

Audit-related fees for 2003 related to a review of certain processes in the Company's variable annuity line of business. For 2002, these fees related primarily to audits of the statutory financial statements of the Company's insurance subsidiaries.

The tax fees related to review of information submitted in connection with state and local tax incentives received by the Company and consultation with respect to local tax matters for the Company's Puerto Rico subsidiary.

All other fees for 2002 related primarily to assistance on the Company's disaster recover program. No portion of these fees related to financial information or operational system design or implementation services.

NOMINATIONS AND STOCKHOLDER PROPOSALS

The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to our Secretary at our principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS - Organization and Policy Committee."

Other than the election of Directors, management knows of no other matters to be presented at the Annual Meeting upon which a vote may be taken. The Proxy Form used by the Company for the Annual Meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the Meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for next year's Annual Meeting, it must be received by February 28, 2005. In order for a proposal to be considered for inclusion in the Company's proxy statement for that meeting, it must have been received by December 5, 2004.

We have adopted a Code of Ethics that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. A copy of our Code of Ethics is available, without charge, by written request to Mark F. Muething; Executive Vice President, General Counsel and Secretary; Great American Financial Resources, Inc.; 250 East Fifth Street; Cincinnati, Ohio 45202. The Code of Ethics is also available at our website at www.gafri.com.

REQUESTS FOR FORM 10-K

We will send, upon written request, without charge, a copy of the Company's current Annual Report on Form 10-K to any stockholder who writes to Mark F. Muething, Executive Vice President, General Counsel and Secretary, Great American Financial Resources, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202.

ANNEX

A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF GREAT AMERICAN FINANCIAL RESOURCES, INC.

Purpose

The purpose of the Audit Committee is to assist the Company in maintaining (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) the performance of the Company's internal audit function and independent auditors, and (5) the full and fair disclosure of the financial aspects of the Company's operations. The Audit Committee shall provide for free and open communication between it and the Company's independent auditors, its internal auditors and its financial management. The Company's independent auditors are ultimately accountable, and shall report directly, to the Audit Committee.

Composition

The Board of Directors shall designate annually three or more directors to serve as the Audit Committee, with one member appointed as Chair of the Audit Committee. Members of the Audit Committee shall meet the independence requirements and other qualifications prescribed by the New York Stock Exchange and Section 10A of the Securities Exchange Act, as amended by the Sarbanes-Oxley Act of 2002. At least one member must (i) be a financial expert as defined under the United States Securities and Exchange Commission rules promulgated pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and (ii) have, pursuant to New York Stock Exchange requirements, accounting or financial management expertise as determined by the Board of Directors. Director's fees are the only compensation that an Audit Committee member may receive from the Company.

Authority

In carrying out its responsibilities, the Audit Committee may conduct whatever inquiries relating to the Company's financial affairs, records, accounts, reports or activities as the Audit Committee in its discretion deems desirable or as the Board of Directors may from time to time request.

The Audit Committee will be provided free and open access to the Company's independent auditors and the Company's internal auditing, financial management and legal counsel staffs, and any other personnel required by the Audit Committee, in order for the Audit Committee to review or investigate any matters which the Audit Committee in its discretion considers appropriate for inquiry. The Audit Committee may also employ, at the Company's expense, any outside experts, legal counsel, accountants or other personnel deemed by the Audit Committee in its collective judgment to be reasonably necessary, and in the best interest of the Company and its shareholders, to enable the Audit Committee to ably perform its duties and satisfy its responsibilities.

Responsibilities

The Audit Committee has the following responsibilities:

    Select Independent Auditors and Review Scope of Audit.

(a)  Select the Company's independent auditors to conduct the annual audit of the Company's consolidated financial statements and establish the auditor's compensation. The Audit Committee shall have the authority and responsibility to compensate, evaluate and, where appropriate, replace the independent auditors. The Company's independent auditors shall report directly to the Audit Committee.

(b)  Pre-approve, all audit and non-audit services and their accompanying fees to be performed by the Company's independent auditors. The Audit Committee may delegate an Audit Committee member to perform this function between meetings with a reporting obligation to the full Audit Committee. The Company's independent auditors shall not perform any services prohibited by Section 201 of the Sarbanes-Oxley Act.

(c)  Provide appropriate information for inclusion in the Company's periodic reports filed with the SEC relating to all approvals of non-audit services to be performed by the Company's independent auditors.

(d)  At least annually, obtain, review and discuss with the independent auditors a report by the independent auditors describing:
    the auditor's internal quality control procedures;

    any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and

    all relationships between the independent auditors and the Company and its affiliates. The Audit Committee shall actively engage in a dialogue with the independent auditors concerning any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and recommend that the Board of Directors take action, if appropriate, in response to the independent auditors' report to satisfy itself of the independent auditors' independence. The Audit Committee shall also determine whether the provision of non-audit services by the independent auditors is consistent with maintaining their independence.

(e)  At least annually, review a report from the auditing firm describing any major risk areas, critical accounting policies and practices, alternative treatments with financial information within GAAP discussed with management, ramifications of the use of alternative disclosures, treatments preferred by the auditing firm in each instance, annual management letters from accountants and other communications.

2.  Financial Statements and Audit Results.

(a)  After completion of each annual audit:

i.  review the Company's annual financial statements, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and accounting policies with the Company's financial management and independent auditors to understand the findings and opinions as to the adequacy of disclosure and content of the financial statements;

ii.  recommend whether the audited financial statements should be included in the annual Form 10-K; and

iii. meet with the independent auditors to review the results of their examination, including their opinion and any related comments. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (or amendments thereto) relating to the conduct of the audit. (see Summary below)

(b)  Resolve any differences between the auditors and management concerning financial reporting.

(c)  Review with the independent auditors any difficulties or problems in connection with completing the audit and management's response to such difficulties or problems.

(d)  Review the quarterly financial statements, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", with financial management and the independent auditors prior to filing to understand the findings and opinions as to the adequacy of the disclosure and content of the financial statements.

3.  Internal Accounting Controls.

(a)  Review the adequacy and implementation of the internal audit function, including a review of the scope and results of its program.

(b)  Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to monitor and control such risks to the Company.

4.  Reports.

Regularly report to the Board of Directors with respect to its activities. Provide the Audit Committee report that is required by federal securities laws to be included in the Company's proxy statement for its annual shareholders' meeting.

5.  Hiring Employees of Auditors.

Establish and maintain clear hiring policies for employees or former employees of the independent auditors.

6.  Employee Complaint Procedure.

Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

7.  Meetings.

(a)  Meet separately, on a periodic basis, with

    the independent auditors;
    financial management of the Company; and
    with internal auditors,

to review the scope and timing of the proposed audit for the current year, the procedures to be utilized, the locations to be visited by the independent auditors and internal auditors, and any other matters related to the audit.

(b)  Meet with management to discuss, in general, the types of information to be disclosed and the types of presentations to be made in earnings press releases, and types of financial information and earnings guidance provided to analysts and rating agencies.

8.  Annual Performance Evaluation.

Review on an annual basis the performance of the Audit Committee.

9.  Other Authorizations.

The Audit Committee in its discretion may carry out the following functions which are not required by law or rules of the New York Stock Exchange:

(a)  Discuss with the Company's independent auditors any communications between the audit team and audit firm's national office respecting auditing or accounting issues presented by the engagement as they occur.

(b)  Review reports of the Public Company Accounting Oversight Board of its examinations of the auditor.

(c)  Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements;

(d)  Determine through discussion with the independent auditors whether restrictions were placed by management on the scope of their examination or its implementation and that there was a free exchange of information.

(e)  Review with the independent auditors and the Company's financial and internal audit management, the adequacy and effectiveness of the Company's internal financial, accounting and disclosure controls and elicit any recommendations they may have for improvement.

(f)  Review on a continuing basis the Company's compliance with the Foreign Corrupt Practices Act of 1977.

(g)  Review the process utilized by management in presenting certifications as to financial statements to the SEC.

(h)  Review policies and procedures with respect to executive officers' expense accounts, including their use of corporate assets and request from the independent public accountant and review a report as to all loans or extensions of credit by the Company to its officers.

(i)  Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(j)  Annually review the adequacy of the Audit Committee Charter.

***

SAS No. 61 Summary

SAS No. 61 requires an independent auditor to communicate to the Audit Committee matters of significance related to the conduct of the audit such as the selection of and changes in accounting policies, the methods used to account for unusual transactions, the effect of accounting policies in controversial or emerging areas, the process used by management in formulating accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates, adjustments arising from the audit, and disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Proxy for Annual Meeting

Registration Name and Address

The undersigned hereby appoints Christopher P. Miliano and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Great American Financial Resources, Inc. to be held on May 18, 2004 at 11:30 am, Eastern Time, and on such other matters as may properly come before the meeting and any adjournment of such meeting thereof.

This Proxy can also be voted by telephone at 1-877-298-0570 (toll free) or (513) 579-6707, M-F 8:00 am to 10:30 pm Eastern Time and Sat. 8:00 am to 4:30 pm Eastern Time. Telephone voting will close at 9:00 am Easter Time on the meeting date.

The telephone voting facilities will close at 9:00 am Eastern Time on the Meeting date.

The Board of Directors recommends a vote FOR the following Proposals:
1.	Election of Directors

/ / FOR AUTHORITY to elect the	/ / WITHHOLD AUTHORITY to
Nominees listed below (except	Vote for every nominee
Those whose names have been	Listed below
Crossed out)

Robert A. Adams	Ronald G. Joseph	John T. Lawrence III
Carl H. Lindner	S. Craig Lindner	William R. Martin
Charles R. Scheper

/ / FOR / / AGAINST	/ / ABSTAIN

DATE: ___________________, 2004
SIGNATURE: ____________________________________

SIGNATURE: ____________________________________

(if held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign. Please vote on the proposal(s) by marking the appropriate box(es) on the vote card. Please sign, date, detach and return. If you have any questions about voting on this form, please call 1-800-368-3417 or (513) 579-2414.

This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR the Proposals. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders. This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality and to provide added shareholder convenience.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.